Exhibit 99.1

MYnd Analytics Provides Business and Merger Updates

Merger with Emmaus on Track to Close

Arcadian and PEER Online® Attracting Broad Support From Providers

Mission Viejo, CA, May 13, 2019 –MYnd Analytics, Inc. (NASDAQ: MYND), a behavioral health company with tools and technologies aimed at improving the delivery of mental health services through the combination of telemedicine and data analytics, provided a business update and reported significant progress on its planned merger with Emmaus Life Sciences, Inc. The Company reported that today it has filed its quarterly report on Form 10-Q for the period ending March 31, 2019, which is available at www.sec.gov.

Emmaus Merger Update

On January 6th, 2019 MYnd Analytics, Inc. (“MYND”) entered into a definitive stock-for-stock merger agreement (the “Merger Agreement”) with Emmaus Life Sciences, Inc. (“Emmaus”), a commercial stage business with an FDA approved product, growing distribution in the US, and a lead product that addresses over 20 million people worldwide.  MYnd shareholders as of the record date, anticipated to be set in the end of June prior to the completion of the Merger, are expected to continue to own their allocable portion of 5.9% of Emmaus after the completion of the Merger, as set forth in the Merger Agreement, as well as their allocable portion of the existing predictive analytics and telemedicine business that will be  spun off into the newly formed public Delaware corporation, Telemynd, which is expected to begin trading as a new standalone company. Of note, also as set forth in the Merger Agreement, Telemynd will be entitled to receive $2.5 million of the first $3 million received after the Merger upon the exercise of outstanding MYnd warrants and options.

PEER Online® Update

The paid pilot program for the Company’s predictive analytics decision support tool to help physicians reduce trial and error treatment for behavioral health conditions, the Psychiatric EEG Evaluation Registry (PEER), with Horizon New Jersey and Hackensack Meridian Health, continues to increase enrollment and providers using the tool have responded favorably.  The Company is also continuing trial enrollment with the Canadian Armed Forces and University of Ottawa.

Patrick Herguth, Chief Executive Officer of MYnd, noted, “We are encouraged by the progress of the pilot program.  Additionally, the fact we were awarded Breakthrough Device designation by the U.S. Food & Drug Administration (FDA) for our next generation product PEER 4.0, has helped validate and drive awareness for our platform. As a result, we are aggressively targeting a much wider array of payer and healthcare systems across the country.  We believe PEER has an important role as a clinical decision support tool to become part of the primary care workflow, providing physicians with objective, quantifiable and reliable metrics to help guide prescribing mental health medications.”

Arcadian Telepsychiatry Services Update

“Arcadian’s recent partnerships set the foundation for sustainable growth and long-term profitability,” continued Mr. Herguth.  Arcadian recently partnered with Magellan Health, Inc., a Fortune 500 company, to offer its telepsychiatry, teletherapy and teleEAP services to Magellan’s members. As a result, Magellan’s members now have access to telebehavioral health services from the comfort and convenience of their home using web-enabled video conferencing. Arcadian also partnered with Care Compass Network (CCN) to offer its telepsychiatry and teletherapy services through their network. CCN is coordinating a phased roll-out of solutions with a variety of organizations including nursing homes, primary care, pharmacy, behavioral health agencies, and visiting nurse service.  Additionally, Arcadian announced a partnership with IMPACT Solutions, a leading provider of behavioral healthcare and Employee Assistance Programs (EAP).  “Heading into the fiscal third quarter, we are already starting to see the benefit of these initiatives through steady monthly sequential sales increases,” further noted Mr. Herguth.

“Over the past six months, we have significantly transformed the business,” commented Dr. Robin Smith, Chairman of MYnd Analytics. “We remain on track to complete the merger with Emmaus, a leader in sickle cell disease treatment, by July 2019.  Operationally, we have bolstered the management team with the appointment of a new CEO, Patrick Herguth, and are making tremendous progress with both our Arcadian Telepsychiatry Services and our PEER registry. We have received extremely positive feedback from our ongoing PEER pilot program while at the same time, our telemedicine business is gaining traction by expanding with and forming new partnerships with major health organizations.  This sets the stage for growth in the post-merger spinout of the Arcadian and PEER business lines into Telemynd, as a standalone public company, and we believe we have a tremendous opportunity to drive value for shareholders in the months and years ahead.”

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com), with its wholly owned subsidiary Arcadian Telepsychiatry Services LLC, is a technology-enabled telepsychiatry and teletherapy company that provides enhanced access to behavioral health services, improves patient outcomes and helps lower the costs associated with behavioral health issues. The MYnd Psychiatric EEG Evaluation Registry (PEER) is a predictive analytics decision support tool that helps physicians reduce trial and error treatment for behavioral health conditions. PEER provides the physician a personalized care plan with recommended treatment options based on a patient’s unique brain markers, reducing treatment time and treatment costs. Arcadian Telepsychiatry Services LLC provides a suite of complementary telemedicine services that can be combined with PEER, including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. MYnd’s customers include major health plans, health systems, and community-based organizations. To read more about the benefits of this patented technology for patients, physicians and payers, please visit: www.myndanalytics.com.

Additional Information about the Proposed Merger between MYnd and Emmaus and Where to Find It

In connection with the previously disclosed proposed business combination involving MYnd Analytics, Inc. and Emmaus Life Sciences, Inc., MYnd and Emmaus have filed documents with the U.S. Securities and Exchange Commission (the “SEC”), including the filing by MYnd of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus, filed on February 13, 2019, and each of MYnd and Emmaus plan to file with the SEC other documents regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS OF MYND AND EMMAUS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC BY MYND AND EMMAUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting MYnd Investor Relations or Emmaus Investor Relations.

MYnd, Emmaus and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction has been included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of MYnd is also included in MYnd’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2018, as updated in MYnd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and additional information regarding the directors and executive officers of Emmaus is also included in Emmaus’ proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on August 23, 2018.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as statements regarding the ability of MYnd to consummate the Merger, complete the spin-off into Telemynd, the timing thereof, the ability of the Company to finance Telemynd, whether a trading market will develop for the securities of Telemynd,  market acceptance of the Company’s services, new products and growth strategies, Arcadian’s ability to reduce patient suffering through increased access to care, Arcadian’s ability to use MYnd’s data analytics capabilities to successfully reduce trial and error prescribing, advantages offered by telemedicine, the ability of MYnd’s and Arcadian’s products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses, as well as those risks and uncertainties set forth in MYnd’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com